ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 10, 2017 (“Effective Date”), is entered into between Vapor Hub International Inc., a Nevada corporation (“Seller”) and PLY Technology, a California corporation (“Buyer”).  Buyer and Seller may each be referred to herein as a “Party” and may be collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the Company’s Proprietary Rights, and all goodwill associated therewith, owned by Seller or used, or held for use by Seller, in connection with its business as conducted by Seller on the Effective Date, together with all rights to collect income, royalties, damages, products, proceeds and payments due or payable at the Closing or thereafter with respect to the foregoing, including all claims against third parties for past, present or future infringements or misappropriations thereof or other conflicts therewith, and the right to sue and recover for past, present or future infringements or misappropriations of or other conflicts with any of the foregoing, the right to recover damages or lost profits in connection therewith, and all corresponding rights throughout the world (collectively, the "Purchased Assets"), free and clear of any Lien.  The transfer and conveyance by Seller of the Purchased Assets to Buyer shall be effected on the Closing Date at the Closing by Seller’s execution and delivery to Buyer of instruments of transfer, including: (i) a bill of sale attached as Exhibit A hereto (the “Bill of Sale”) and (ii) one or more the Intellectual Property Assignments in the form attached as Exhibit B hereto (the “Intellectual Property Assignment”).  The Parties hereto acknowledge and agree that Seller is not selling, assigning, transferring, or conveying to Buyer any other assets other than the Purchased Assets, including inventory and further including any rights to recovery in connection with that certain lawsuit filed by the Company on November 4, 2015 in the Superior Court of California, County of Orange, Case Number 30-2015-00818492-CU-BC-CJC against Kevin Crump, an individual, Magnavape, Inc. and Magnavon, Inc.

Section 1.02

Assumption of Liabilities.  Buyer shall not assume any Liabilities of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including, without limitation, (i) any Liabilities with regard to or arising out of the Purchased Assets that arose on or prior to the Closing Date and (ii) any Liabilities with respect to vacation and sick leave pay accrued by the Seller’s employees.

Section 1.03

Purchase Price. The aggregate purchase price for the Purchased Assets shall be $1,000,000 United States Dollars (the "Purchase Price").  The Buyer shall pay the Purchase Price to Seller at the Closing by (a) cancelling all outstanding principal, accrued interest and all other obligations payable to Buyer by the Seller on the Closing Date under that certain Credit Agreement entered into by the Buyer and the Seller on December 23, 2016, and the related transaction documents (collectively, the “Outstanding PLY Debt Obligations”) and (b) to the extent the Purchase Price exceeds the Outstanding PLY Debt Obligations, paying an amount in cash equal to the difference between the Purchase Price and the Outstanding PLY Debt Obligations by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.03 of the Disclosure Schedules.

Section 1.04

Allocation of Purchase Price.   Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.04 of the Disclosure Schedule.  Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.05

Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01

Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the second (2nd) Business Day after all of the conditions to Closing set forth in Section 2.02 and Section 2.03 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time and at such place as mutually agreed upon by the Parties.  The date upon which the Closing occurs is referred to herein as the “Closing Date” and shall occur at the offices of Squire Patton Boggs (US) LLP, 555 S. Flower Street, 31st Floor, Los Angeles, CA 90071. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02

Seller Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)

Seller shall have delivered to the Buyer the following closing deliverables, in form and substance satisfactory to the Buyer:

(i)

a Bill of Sale duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)

a fully executed Intellectual Property Assignment duly executed by Seller, transferring all of Seller's right, title and interest in and to the trademark registrations and applications, copyright registrations and applications and domain name registrations included in the Purchased Assets to Buyer;

(iii)

a fully executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(iv)

tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(v)

a fully executed certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(vi)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)

The representations and warranties in Article III hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article III hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the Effective Date throughout such representations and warranties (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing;

(c)

Seller shall have received or obtained all third-party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or for Buyer to own and operate the Purchased Assets (collectively, the “Third-Party Approvals”), in each case on terms and conditions reasonably satisfactory to Buyer, including, without limitation, the approval of or tender of irrevocable proxies in favor of the consummation of the transactions contemplated by this Agreement and the winding up and dissolution of the Company following the consummation of the transactions contemplated by this Agreement by at least a majority of the issued and outstanding voting securities of the Seller (the “Seller Shareholders’ Approval”)

(d)

Seller shall have received or obtained all federal, state, local and foreign governmental and regulatory consents, novations, approvals, licenses and authorizations that are necessary for the consummation of the transactions contemplated hereby or for Buyer to own and operate the Purchased Assets on terms and conditions reasonably satisfactory to Buyer (collectively, the “Governmental Approvals”);

(e)

Seller shall have received or obtained evidence reasonably satisfactory to Buyer of the termination of all loan agreements and security agreements relating to the Seller and the Purchased Assets, of the termination and release of all Liens on the Seller and its assets and of the termination of any UCC financing statements;

(f)

No material and adverse effect or development upon the Purchased Assets shall have occurred;

(g)

Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, or imposed upon Seller by Law, that are required to be performed or complied with by Seller on or before the Closing;

(h)

No Proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) challenge, delay or prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own and operate the Purchased Assets or that may result in any Liability to Buyer, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(i)

No Law or order shall have been enacted or entered into after the Effective Date that would prevent the consummation of the transactions contemplated hereby;

(j)

Seller shall have delivered to Buyer (i) a certificate signed by an authorized officer of the Seller dated the date of the Closing, stating that the conditions specified in Sections 2.02(b)–(g), inclusive, have been satisfied as of the Closing; (ii) copies or other reasonable evidence of all required Third-Party Approvals and Governmental Approvals; (iii) certified copies of the resolutions of the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) a good standing certificate for the Seller from its jurisdiction of organization and each jurisdiction in which the Seller is qualified to do business as a foreign entity, in each case dated within fifteen (15) days of the Closing Date; and (vi) such other documents or instruments as are required to be delivered by Seller at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

Any condition specified in this Section 2.02 may be waived by Buyer, or the time for the performance thereof may be extended by Buyer, if such waiver is set forth in a writing duly executed by Buyer; provided, however, that the failure of Buyer to assert any of its rights shall not be deemed a waiver of any rights, and a waiver or extension as to any particular condition shall not be deemed a waiver or extension of any other condition.

Section 2.03

Buyer Closing Conditions.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)

Buyer shall have delivered to Seller the following closing deliverables, in form and substance satisfactory to the Seller:

(i)

a fully executed Bill of Sale duly executed by Buyer;

(ii)

a fully executed Intellectual Property Assignment duly executed by Buyer;

(iii)

the Purchase Price, payable in accordance with Section 1.03;

(iv)

a fully executed certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this

Agreement and the transactions contemplated hereby, (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and (C) the articles of incorporation and bylaws of Buyer; and

(v)

Seller shall have received or obtained evidence reasonably satisfactory to Seller from the Buyer of the termination of the Outstanding PLY Debt Obligations and of the termination and release of all Liens on the Seller and its assets (including the termination of any UCC financing statements) associated with the Outstanding PLY Debt Obligations;

(vi)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(b)

The representations and warranties in Article IV hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article IV hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the Effective Date throughout such representations and warranties (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing;

(c)

Seller shall have received or obtained the Seller Shareholders’ Approval;

(d)

Buyer shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, or imposed upon Buyer by Law, that are required to be performed or complied with by Buyer on or before the Closing;

(e)

No Proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(f)

Buyer shall have delivered to Seller (i) a certificate signed by an authorized officer of the Buyer dated the date of the Closing, stating that the conditions specified in Sections 2.03(b) and (d) have been satisfied as of the Closing; (ii) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) a good standing certificate for the Buyer from its jurisdiction of organization and each jurisdiction in which the Buyer is qualified to do business as a foreign entity, in each case dated within fifteen (15) days of the Closing Date; and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

(g)

No Law or order shall have been enacted or entered into after the Effective Date that would prevent the consummation of the transactions contemplated hereby.

Any condition specified in this Section 2.03 may be waived by Seller, or the time for the performance thereof may be extended by Seller, if such waiver is set forth in a writing duly executed by Seller; provided, however, that the failure of Seller to assert any of its rights shall not be deemed a waiver of any rights, and a waiver or extension as to any particular condition shall not be deemed a waiver or extension of any other condition.

Section 2.04

Upon the occurrence of the Closing, any condition set forth in this Section 2 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual knowledge of any officer of Seller, after reasonable inquiry.

Section 3.01

Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes, and each of the other documents contemplated hereby to which Seller is a party will when executed constitute, a valid and binding obligation of Seller enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

Section 3.02

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any Law applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Lien on the Purchased Assets. Except as set forth in Section 3.02 of the Disclosure Schedule ("Disclosure Schedules"), no consent, approval, waiver or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Upon receipt of the Purchase Price, Seller will have sufficient cash on hand to satisfy all outstanding Liabilities, Indebtedness and other obligations of the Seller which are known to Seller at the time of this Agreement.

Section 3.03

Title to Purchased Assets.

(a)  Except as set forth in Section 3.03 of the Disclosure Schedule, Seller owns and has good title to the Purchased Assets, free and clear of Liens.  At the Closing, Buyer will acquire good title to, or valid leasehold or license to, all of the Purchased Assets, free and clear of any Liens.

(b)

With respect to any tangible property included in the Purchased Assets, such Purchased Assets are in good condition and are adequate for the uses to which they are used by Seller, none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and such Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.04

Intellectual Property.

(a)

Section 3.04(a) of the Disclosure Schedules lists all applications for Proprietary Rights and registrations for Proprietary Rights which are included in the Purchased Assets. Except as set forth in Section 3.04(a) of the Disclosure Schedule, Seller is the sole owner of all right, title and interest in and to the Purchased Assets, free and clear of all Liens. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Assets, or restricting the licensing thereof to any person or entity. With respect to the registered Proprietary Rights listed on Section 3.04(a) of the Disclosure Schedules, (i) all such Proprietary Rights are valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Proprietary

Rights, Section 3.04(a) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(b)

To Seller’s knowledge, Seller's prior and current use of the Purchased Assets has not and does not infringe, violate or misappropriate the Proprietary Rights of any Person and there are no claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased Assets. To Seller’s knowledge, no Person is infringing, misappropriating or otherwise violating any of the Purchased Assets, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation or other violation.

Section 3.05

Assigned Contracts. Section 3.05 of the Disclosure Schedules lists each Contract included in the Purchased Assets and which shall be assigned to and assumed by Buyer at the Closing (the "Assigned Contracts"). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller or, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to the knowledge of Seller, threatened against Seller under any Assigned Contract.

Section 3.06

Permits. Section 3.06 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Entities included in the Purchased Assets (the "Transferred Permits"). The Transferred Permits are valid and in full force and effect.  All fees and charges with respect to such Transferred Permits as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.07

Non-foreign Status. Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.08

Compliance with Laws. Seller has complied in all material respects, and is now complying in all material respects, with all applicable Laws applicable to ownership and use of the Purchased Assets.

Section 3.09

Legal Proceedings. There is no Proceeding of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

Section 3.10

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.11

Schedule 14A.  The Schedule 14A and all documents required to be filed by the Seller with the SEC or disseminated to Seller’s shareholders in connection with this Agreement and the transactions contemplated hereby shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by Buyer or any of its representatives for inclusion in the Schedule 14A.

Section 3.12

Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  OTHER THAN THE SPECIFIC WARRANTIES CONTAINED HEREIN, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual knowledge of any officer of Buyer, after reasonable inquiry.

Section 4.01

Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified.  Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes, and each of the other documents contemplated hereby to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

Section 4.02

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any Law applicable to Buyer or any other Contract to which Buyer is a party. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03

Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04

Legal Proceeding.  There are no Proceedings pending or, to Buyer’s knowledge, threatened, against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.05

Schedule 14A.  The information supplied by Buyer to Seller specifically for inclusion in the Schedule 14A shall not, at the date first mailed to shareholders of the Seller contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication that shall have become false or misleading.  Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Seller or any of its representatives for inclusion in the Schedule 14A.

ARTICLE V
COVENANTS

Section 5.01

Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

Section 5.02

Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, if applicable.  After the Closing, Seller shall use the Purchase Price to fully discharge, satisfy and pay any and all outstanding Liabilities, Indebtedness and other obligations of the Seller.

Section 5.03

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04

Cooperation on Tax Matters.  Each Party shall, and shall cause its affiliates to, provide to each of the other Parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant portions of relevant records concerning the ownership and Tax basis of property that any such Party may possess.

Section 5.05

Assignment.  Nothing in this Agreement shall be construed as an attempt to assign at Closing any Contract, agreement, permit, license, guaranty, warranty, franchise or claim included in the Purchased Assets which is by its terms or by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.  In order, however, to provide Buyer the full realization and value of every Contract, guaranty, warranty, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all actions necessary or proper (a) prior to and after the Closing, to assure that the rights of Seller under such Contracts, guaranties, warranties, franchises and claims shall be preserved for the benefit of Buyer following the Closing and (b) after the Closing, to facilitate receipt of the consideration to be received by Seller in and under every such Contract, guaranty, warranty, franchise or claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer.

Section 5.06

Standstill.

(a)

General.  In consideration of the substantial time and resources Buyer has expended and will continue to expend in evaluating, negotiating and structuring the transactions contemplated hereunder, from the Effective Date until the Closing or the proper termination of this Agreement in accordance with Article VIII below (such period, the “Exclusivity Period”), except as provided in Section 5.06(c), (a) Buyer and its affiliates shall have the sole and exclusive right to negotiate with the Seller with respect to any Acquisition Proposal, and (b) neither the Seller nor any of its officers, directors, employees, agents, or representatives shall solicit, pursue indications of interest from, initiate negotiations with, or enter into any agreement with, any third party in relation to an Acquisition Proposal.

(b)

Notification.  In furtherance of the foregoing, the Seller shall notify Buyer promptly after receipt by the Seller or any of its representatives of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received from any Person (other than Buyer) during the Exclusivity Period, or any request for non-public information in connection with any such expression of interest, inquiry, proposal or offer, or for access to non-public information of Seller by any such

Person (other than Buyer) that informs or has informed the Seller or any of its representatives that it is considering making a possible Acquisition Proposal. Buyer and the Seller also each agree to negotiate in good faith with respect to the transactions contemplated by this Agreement until the date that this Agreement is terminated.

(c)

Exception.  Notwithstanding anything to the contrary herein, if at any time after the date of this Agreement and prior to the occurrence of the Seller Shareholders’ Approval, the Seller receives an unsolicited bona fide Acquisition Proposal from a third party, the Seller may, subject to compliance with Section 5.06(b), (i) furnish information regarding the Seller to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement (which shall permit the Seller to comply with the terms of this Section 5.06); provided, that all such information has previously been provided to Buyer or is provided to Buyer prior to or promptly following the time it is provided to such Person, (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal and (iii) withhold, withdraw, amend or modify its approval of this Agreement, but only if and to the extent that in connection with the foregoing clauses (i)-(iii), the Seller’s board of directors determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the Acquisition Proposal), and would, if consummated, result in a transaction more favorable to the Seller’s shareholders from a financial point of view than this Agreement but only if the Seller’s board of directors reasonably concludes in good faith (following the receipt of advice from outside counsel) that withholding, withdrawing, amending or modifying its approval of this Agreement is required in order to comply with its fiduciary obligations to the Seller’s shareholders under applicable law (a “Change of Recommendation”); provided that any Change of Recommendation shall constitute an Event of Default (as defined in the Credit Agreement) under the Credit Agreement.

Section 5.07

Notice of Certain Events.

(a)

 From the Effective Date until the Closing, the Seller shall promptly notify Buyer in writing of:

(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct in any material respect, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to Closing set forth in Section 2.02 to be satisfied;

(ii)

any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)

any legal actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed on the Disclosure Schedules or that relates to the consummation of the transactions contemplated by this Agreement; and

(iv)

the Seller’s exercise of its rights under Section 5.06(c) to withhold, withdraw, amend or modify its approval of the Agreement.

(b)

Buyer’s receipt of information pursuant to this Section 5.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.08

Disclosure Schedules.  The Seller is delivering Disclosure Schedules to this Agreement which contain exceptions to, qualifications of or information relating to various sections of this Agreement. The numbering and references of the Disclosure Schedules that correspond to sections of this Agreement are for convenience only and do not limit the disclosure concerning such referenced sections. Capitalized terms used in the Disclosure Schedules that are not defined therein but are defined in this Agreement shall have the meanings given to them in this Agreement. The statements in the Disclosure Schedules qualify and relate only to the provisions in the sections of this Agreement to which they expressly refer and not to any other provisions in this Agreement, unless the applicability of a statement in a particular Disclosure Schedule in the Disclosure Schedules to another section of this Agreement is reasonably apparent on its face.

Section 5.09

Proxy Statement.  As promptly as practicable following the execution of this Agreement, the Seller shall file with the Securities and Exchange Commission (“SEC”) a Proxy Statement on Schedule 14A (together with all amendments and supplements thereto, the “Schedule 14A”) in order to seek the Seller Shareholders’ Approval.  The Seller shall use its reasonable best efforts to cause the Schedule 14A to be disseminated in all material respects as required by applicable federal securities laws.  The Seller shall use its reasonable best efforts to cause the Schedule 14A to comply in all material respects with the applicable requirements of federal securities laws.  The Seller and Buyer agree to correct promptly any information provided by any of them for use in the Schedule 14A that shall have become false or misleading in any material respect, and the Seller further agrees to use its reasonable best efforts to cause the Schedule 14A, as so corrected, to be filed with the SEC and disseminated to holders of the Seller’s shareholders, in each case in all material respects as required by applicable federal securities laws.  Buyer shall promptly furnish to Seller all information concerning Buyer that is required or reasonably requested by Seller in connection with its obligations relating to the Schedule 14A.  The Seller shall give Buyer and their counsel a reasonable opportunity to review and comment on the Schedule 14A before it is filed with the SEC.  In addition, the Seller agrees to (i) provide Buyer and its counsel in writing with any written comments the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14A promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Buyer and its counsel a reasonably detailed description of any oral comments the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14A promptly after the receipt of such comments, and (iii) unless the Seller has exercised its rights under Section 5.06(c), provide Buyer and its counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14A prior to the filing thereof with the SEC.

Section 5.10

License.  Effective as of the Closing, Buyer hereby grants to Seller a non-exclusive, irrevocable, worldwide, royalty-free, non-sublicensable, non-transferable license to use the Proprietary Rights for the purpose of marketing, distributing and selling its remaining inventory in connection with Seller’s winding up and dissolution.

Section 5.11

Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.  Each Party shall, on or prior to the Closing Date use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments, consents or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

ARTICLE VI
INDEMNIFICATION

Section 6.01

Survival. All representations, warranties contained herein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date for a period of twelve (12) months and shall terminate on such twelve month anniversary, except for (i) the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller; Enforceability), Section 4.01 (Organization and Authority of Buyer; Enforceability), Section 3.10 (Brokerage), Section 4.03 (Brokerage), Section 3.03(a) (Title), which shall survive indefinitely and (ii) the representations and warranties set forth in Section 3.04 (Intellectual Property), Section 3.08 (Compliance with Laws) and Section 3.09 (Legal Proceedings) shall survive the execution and delivery of this

Agreement and the Closing Date for a period of twenty four (24) months and shall terminate on such twenty-four month anniversary (the representations and warranties identified in clause (i) and (ii) referred to collectively herein as the “Material Representations”); provided, that any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.01 if written notice of the specific inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.  Each covenant in this Agreement or any other Transaction Document shall survive for the period set forth therein, and if no period is specified, indefinitely.

Section 6.02

Indemnification By Seller. Subject to the other terms and conditions of this Article VI, after the Closing, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective directors, officers, employees and agents (each a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) from and against all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including reasonable attorneys' fees and disbursements, arising from or relating to or incurred in connection with any Proceeding relating to any matter described in this clause, or in enforcing the indemnity provided by this clause (any such amount, a “Loss”) that such Buyer Indemnitee may suffer, sustain or become subject to, as a result of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)

any Liability or obligation of Seller.

Section 6.03

Indemnification By Buyer.  Subject to the other terms and conditions of this Article VI, after the Closing, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective directors, officers, employees and agents (each a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless from and against any Loss which such Seller Indemnitee may suffer, sustain or become subject to, as the result of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04

Limitations on Indemnification

.

(a)

Notwithstanding anything to the contrary in Section 6.02 or Section 6.03, in no event shall any of Seller or Buyer be required pursuant to Section 6.02(a) or Section 6.03(a), as applicable, to indemnify Buyer Indemnitees or Seller Indemnitees, as the case may be, unless the aggregate amount of all Losses (other than Losses arising out of a breach of any Material Representation) suffered by Buyer Indemnitees or Seller Indemnitees, as the case may be, exceed an amount equal to $20,000 (the “Basket”), in which case such indemnifying Party(ies) shall be liable for all Losses in excess of the Basket.

(b)

In no event shall any of Seller or Buyer be required to make indemnification payments hereunder pursuant to Section 6.02(a) or Section 6.03(a), as applicable, for Losses (other than Losses arising out of a breach of any Material Representation) in excess of an amount equal to $100,000.

(c)

In no event shall any of Seller or Buyer be required to make indemnification payments hereunder pursuant to Section 6.02(a) or Section 6.03(a), as applicable, for Losses in excess of the Purchase Price.

(d)

Notwithstanding any limitations set forth herein, each Party will be liable for any Loss resulting from fraud by such Party.

Section 6.05

Method of Payment.  Any indemnification owing to the Seller Indemnitees or Buyer Indemnitees, as applicable, pursuant to this Article VI shall be effected by wire transfer of immediately available funds to one or more accounts designated by the Seller Indemnitees or Buyer Indemnitees, as applicable, within fifteen (15) days after the final determination thereof.

Section 6.06

Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Proceeding, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Proceeding, the Indemnified Party may, but shall not be obligated to, defend against such Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Proceeding, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate (subject to the last sentence in this Section 6.06) and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. With respect to any Proceeding brought by a Person that is not party to this Agreement, the Party controlling the defense or settlement of any such Proceeding shall take steps reasonably designed to ensure that the other Parties and their counsel are informed at all times of the status of such matter and the Parties agree to cooperate reasonably in the defense of any such Proceeding.  The Indemnifying Party shall not settle any Proceeding without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).  No Party shall dispose of, compromise, or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

Section 6.07

Tax Treatment of Indemnification Payments. All indemnification payments made by a Party under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all purposes, unless otherwise required by law.

Section 6.08

Effect of Investigation. Each Party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the other Party contained herein will not be affected by any investigation conducted by the Party seeking indemnification with respect to, or any knowledge acquired by the Party seeking indemnification at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.09

Duplicative Losses.  If the Buyer Indemnitees fully collect Losses from the Seller in connection with the breach of any of the representations, warranties, covenants and agreements made by the Seller in this Agreement, and the Buyer Indemnitees subsequently collect any funds that were the basis for such Buyer Indemnitees’ claim for such indemnification, the Buyer Indemnitees shall promptly remit the amount so collected to the Seller for reimbursement from which the Losses were received without demand, deduction, offset or delay; provided that in no event shall the Buyer Indemnitees be required to remit any amounts in excess of the amount actually received from the Seller in respect of such Buyer Indemnitees’ claim.  In addition, the amount of any indemnifiable costs or indemnification payable pursuant to this Article VI will be net of any insurance proceeds actually received by the Indemnified Party in connection with the circumstances giving rise to the claim but less the amount of any increase in the premium for the insurance policy under which payment of insurance proceeds was made attributable solely to the payment of such indemnifiable costs.

Section 6.10

Application of this Article VI.  Following the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees, whether in contract, tort or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein (other than equitable claims and claims of fraud).

ARTICLE VII
  DEFINITIONS

Section 7.01

Defined Terms.  In this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any exclusive license or lease) by any Person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)) of (A) assets or businesses that constitute all or substantially all of the assets of the Seller, or (B) beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Seller; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Seller that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Seller; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Seller, as a result of which the owners of the equity securities of the Seller immediately prior to such event own less than 80% of the equity securities of the Seller immediately following such event; or (iv) any liquidation or dissolution of the Seller.

 “Assigned Contracts” has the meaning set forth in Section 3.05.

 “Basket” has the meaning set forth in Section 6.04.

 “Bill of Sale” has the meaning set forth in Section 1.01.

“Buyer Indemnitee” has the meaning set forth in Section 6.02.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

 “Contract” means any oral or written agreement, contract, instrument, document, lease, license, permit, assignment or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Seller is party or by which it is bound or to which it or any Purchased Asset is subject.

“Credit Agreement” means that Senior Secured Credit Facility Agreement, dated as of December 23, 2016, by and between Buyer and Seller, as the same may be amended, restated or modified from time to time.

“Disclosure Schedules” has the meaning set forth in Section 1.01.

 “Governmental Approvals” has the meaning set forth in Section 2.02(d).

“Governmental Entity” means any government, agency, governmental department, commission, board, body, department, authority, bureau, court, arbitration panel or instrumentality of the United States of America or any other country or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 “Indebtedness” means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, mortgage, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any obligations of a Person under capitalized leases according to U.S. GAAP, (viii) any payment to be made pursuant to sale-leaseback transactions, (ix) any payment to be made pursuant to a non-compete payment obligation or change of control payment obligation, (x) net Liabilities associated with reconciled intercompany balances, (xi) Liabilities related to acquisition of or by Seller and including earn-out or similar contingent purchase amounts, (xii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (xiii) any amounts outstanding under any letters of credit, bankers acceptance or similar instrument, in each case, including interest, fees and prepayment premiums or penalties thereon, (ix) any amounts payable to any credit card provider and (x) all expenses incurred in connection with the transactions contemplated by this Agreement, including any amounts payable to Stubbs, Alderton & Markiles, LLP.

“Indemnified Party” has the meaning set forth in Section 6.06.

“Indemnifying Party” has the meaning set forth in Section 6.06.

 “Intellectual Property Assignment” has the meaning set forth in Section 1.01.

“Laws” means all federal, state and local laws, statutes, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity, including common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or similar right), defect of title, security interest or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Loss” has the meaning set forth in Section 6.02.

“Marks” has the meaning set forth in the definition of “Proprietary Rights” herein.

 “Material Representations” has the meaning set forth in Section 6.01.

“Outstanding PLY Debt Obligations” has the meaning set forth in Section 1.03.

 “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

 “Proceeding” means any action, arbitration, audit, charge, claim, complaint, decree, demand, dispute, hearing, investigation, judgment, litigation, order or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Proprietary Rights” means all of the following items and all corresponding rights, throughout the world: (i) patents, patent applications, patent disclosures and inventions and all industrial designs registrations and applications (including utility model rights, design rights and industrial property rights) and any reissue, continuation, continuation-in-part, divisional, revision, extension or reexamination of the foregoing; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names, all registrations, applications and renewals for any of the foregoing, and all goodwill associated with the foregoing, including, without limitation, the name “Limitless” and any and all rights related thereto (collectively, “Marks”); (iii) copyrights and other works of authorship (whether or not copyrightable, including “look and feel”) and moral rights, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and other confidential information (including know-how, processes, techniques, methods, financial, business and marketing plans, and customer and supplier lists and related information); (v) Software, data collections and databases; (vi) rights of publicity and privacy, including the right to use names, likenesses, voices and biographical information of real Persons; (vii) other intellectual property and proprietary rights (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing); and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Purchased Assets” has the meaning set forth in Section 1.01.

“Purchase Price” has the meaning set forth in Section 1.03.

“Relevant Group” means any affiliated, combined, consolidated, unitary or other group for Tax purposes of which Seller is or was a member.

“Schedule 14A” has the meaning set forth in Section 5.09.

“SEC” has the meaning set forth in Section 5.09.

“Seller Indemnitee” has the meaning set forth in Section 6.03.

“Seller Shareholders’ Approval” has the meaning set forth in Section 2.02(c).

“Software” shall mean all software, computer programs, operating systems, interfaces, firmware, modules, algorithms, methodologies and routines (in both source code and object code form) and all documentation relating to any of the foregoing.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, escheat, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other governmental charge of any kind whatever, whether disputed or not, including any interest, penalties or additions to tax; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of any Relevant Group; and (iii) any liability for or in respect of the payment of any amount of a type described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Law relating to any Taxes (including any amendments or schedules, attachments or other supporting documentation with respect thereto).

“Third-Party Approvals” has the meaning set forth in Section 2.02(cõõõõ.

“Transaction Documents” means this Agreement, the Bill of Sale and the Intellectual Property Assignment.

“Transfer Taxes” means sales, use, transfer, real property transfer, filing, recording, stock transfer, stamp, stamp duty reserve, value added, documentary and other similar Taxes.

“Transferred Permits” has the meaning set forth in Section 3.06.

ARTICLE VIII
TERMINATION

Section 8.01

Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)

by the mutual written consent of Seller and Buyer;

(b)

by Buyer by written notice to Seller if:

(i)

Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.02 and such breach, inaccuracy or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)

any of the conditions set forth in Section 2.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 30, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)

Seller exercises its right to make a Change of Recommendation pursuant to Section 5.06(cÞÞÞDDDD .

(c)

 by Seller by written notice to Buyer if:

(i)

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.03 and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)

any of the conditions set forth in Section 2.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 30, 2017, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)

Seller exercises its right to make a Change of Recommendation.

(d)

by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable or (iii) the Seller Shareholders’ Approval shall not have been obtained on or before March 30, 2017 or (iv) the Closing does not occur on or before March 30, 2017; provided that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to a Party if that Party is in breach of any representation, warranty, covenant or agreement under this Agreement that has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(e)

The Party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) above shall give written notice of such termination to the other Parties hereto.

Section 8.02

Effect of Termination

In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)

as set forth in this Article VIII and Article VI hereof; and

(b)

that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof occurring prior such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.01

Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Vapor Hub International Inc.
1871 Tapo Street Simi Valley, CA 93063
	Attention:	Kyle Winther, CEO
	E-Mail:	Kyle@vapor-hub.com

With a copy to:	Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor

Sherman Oaks, CA 91403 Attention: Jonathan Friedman, Esq.
E-Mail: jfriedman@stubbsalderton.com

If to Buyer:	PLY Technology
122A East Foothill Blvd. #145 Arcadia, CA 91006
	Attention:	Tom Li
	E-Mail:	tom@plycig.com

With a copy to:	Squire Patton Boggs (US) LLP, 31st Floor
Los Angeles, CA 90071
	Attention:	James Hsu, Esquire
	E-Mail:	James.hsu@squirepb.com

Section 9.03

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05

Entire Agreement. This Agreement, together with all the exhibits and schedules hereto and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other

Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07

No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08

Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 9.09

Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

Section 9.11

Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Los Angeles and county of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.12

Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, to the maximum extent permitted under applicable Law, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.13

Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Vapor Hub International Inc.
By: /s/ Lori Winther Name: Lori Winther Title: Chief Financial Officer

PLY Technology
By: /s/ Thomas Li Name: Thomas Li Title: Chief Executive Officer